Exhibit (d)(68)(b)

ADVANCED SERIES TRUST

AST J.P. Morgan Global Thematic Portfolio

SUB-SUBADVISORY AGREEMENT

Agreement made as of this 27th day of September, 2012 between J.P. Morgan Investment Management Inc., (Subadviser), a Delaware corporation, and Security Capital Research & Management Incorporated (Security Capital).

WHEREAS, Prudential Investments LLC (PI) and AST Investment Services, Inc. (ASTISI), (together, the Co-Managers) have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust, a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and ASTISI act as Co-Managers of the Trust and

WHEREAS, the Co-Managers, acting pursuant to the Management Agreement, have entered into a Subadvisory Agreement (the Subadvisory Agreement) with Subadviser pursuant to which Subadviser provides investment advisory services to the Trust and the series referred to in Schedule A hereto (the Portfolio or referred to individually and collectively, with the Trust, as the Trust) and manages such portion of the Portfolio as the Co-Managers shall from time to time direct;

WHEREAS, the Subadviser, acting pursuant to the Subadvisory Agreement, desires to delegate to Security Capital the investment management of such portion of the Portfolio managed by the Subadviser pursuant to the Subadvisory Agreement as the Subadviser shall from time to time direct; and Security Capital is willing to render such investment management services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Subadviser, Security Capital shall manage such portion of the Portfolio as delegated to Security Capital by the Subadviser from time to time, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) Security Capital shall manage such portion of the Portfolio’s investments as the Subvadviser shall direct from time to time, and, subject to the oversight of the Subadviser and the Co-Managers, shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash.

(ii) In the performance of its duties and obligations under this Agreement, Security Capital shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-Laws of the Trust, the Prospectus of the Trust, provided from time to time to Subadviser by the Co-Managers and to Security Capital by the Subadviser (collectively, the Trust Documents) and with the instructions and directions of the Co-Managers and the Subadviser, that are not inconsistent with the Trust Documents, co-operate with the personnel of the Co-Managers and the Subadviser responsible for monitoring the Trust’s compliance, and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, Section 817 of the Code and the U.S. Treasury regulations promulgated thereunder, and all other applicable federal laws and regulations. In addition, the Subadviser may inform Security Capital in writing of the requirements of certain state laws or regulations applicable to the Trust (“State Requirements”) identified to the Subadviser by the Co-Managers. Security Capital agrees to manage the portion of the Trust’s assets under its supervision in conformance with such State Requirements. The Subadviser shall provide Security Capital timely with copies of any updated Trust Documents received from the Co-Managers.

(iii) Security Capital shall determine the securities, derivative instruments and other investments to be purchased or sold by such portion of the Portfolio, as applicable, and will place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to any broker or dealer affiliated with the Subadviser, the Co-Managers or Security Capital) as it determines in its discretion subject to the requirements of this paragraph. In executing transactions for the Trust and selecting brokers, dealers and futures commission merchants, Security Capital will use its best efforts to seek on behalf of the Trust the best overall terms available. Within the framework of this policy, Security Capital shall consider all the factors that it deems relevant including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker, dealer, or futures commission merchant, the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis and the research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which Security Capital’s other clients may be a party. The Subadviser, the Co-Managers (or Security Capital) each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Co-Managers, the Subadviser or Security Capital) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the Subadviser, the Co-Managers or Security Capital determine(s) in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Subadviser, the Co-Managers (or Security Capital) with respect to the Trust and other accounts as to which they or it or an affiliate may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act).

On occasions when Security Capital deems the purchase or sale of a security, derivatives instrument or other investment to be in the best interest of the Trust as well as other clients of Security Capital, Security Capital, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, derivative instruments and other investments to be sold or purchased. In such event, allocation of the securities, derivatives instruments and other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by Security Capital in the manner Security Capital considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients. The Subadviser recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for the Trust.

(iv) Security Capital shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Subadviser for delivery to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. Security Capital shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(v) Security Capital or an affiliate shall provide the Trust’s Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Co-Managers with such information upon request of the Co-Managers.

(vi) The investment management services provided by Security Capital hereunder are not to be deemed exclusive, and Security Capital shall be free to render similar services to others. Conversely, Security Capital understands and agrees that if the Co-Managers manage the Trust in a “manager-of-managers” style, the Co-Managers will, among other things, (i) continually evaluate the performance of the Subadviser, including Security Capital’s performance, through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust’s Board regarding the results of its evaluation and monitoring functions. Security Capital recognizes that Subadviser’s services may be terminated or modified pursuant to this process. This Agreement will terminate automatically upon the termination of the Management Agreement or the Subadvisory Agreement.

(vii) Security Capital acknowledges that the Co-Managers and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and Security Capital hereby agrees that it shall not consult with any subadviser to the Trust other than Subadviser with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) Security Capital shall keep the Trust’s books and records required to be maintained by Security Capital pursuant to paragraph

1(a) (iv) hereof and shall timely furnish to the Subadviser for delivery to the Co-Managers all information relating to Security Capital’s services hereunder needed by the Co-Managers to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. Security Capital agrees that all records which it maintains for the Trust are the property of the Trust, and Security Capital will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that Security Capital may retain a copy of such records. Security Capital further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(c) In connection with its duties under this Agreement, Security Capital agrees to maintain adequate compliance procedures to comply with the 1940 Act, the Investment Advisers Act of 1940, other applicable federal regulations and State Requirements.

(d) Upon request, Security Capital shall furnish to the Subadviser for delivery to the Co-Managers copies of all records prepared in connection with the performance of this Agreement and any reports prepared for external distribution in accordance with the compliance procedures maintained pursuant to paragraph 1(c) hereof as the Co-Managers may reasonably request.

(e) Security Capital shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the portion of the Portfolio it manages, subject to such reporting and other requirements as shall be established by the Co-Managers.

(f) Security Capital agrees to provide reasonable assistance to the Co-Managers or the Trust’s Custodian in determining the value of any portfolio security. Such reasonable assistance shall include (but is not limited to): (i) upon the request of the Co-Managers or the Trust’s Custodian, assisting in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to portfolio securities; and (ii) notifying the Co-Managers and the Subadviser in the event Security Capital has reason to believe that the price it has received for a portfolio security held by the Trust does not appear to reflect corporate actions, news, significant events or such security otherwise requires review to determine if fair valuation may be necessary under the Trust’s valuation procedures. Upon reasonable request from the Co-Managers, Security Capital shall make its employees and officers reasonably available for consultation with the valuation committee of the Trust or the Co-Managers to assist it in its valuation of the securities of the Trust as the valuation committee or the Co-Managers may request from time to time, including, as appropriate, making available information of which Security Capital has knowledge related to the securities being valued.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s, including Security Capital’s, performance of its duties under this Agreement. The Subadviser shall provide (or cause the Trust’s custodian to provide) timely information that it has received from the Co-Managers to Security Capital regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, including Security Capital, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for Security Capital to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Security Capital).

3. For the services provided and the expenses assumed by Security Capital pursuant to this Agreement, the Subadviser shall pay Security Capital as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Trust managed by Security Capital as agreed upon by Subadviser and Security Capital from time to time. Liability for payment of compensation by the Subadviser to Security Capital under this Agreement is contingent upon the Subadviser’s receipt of payment from the Co-Managers for investment management services described under the Subadvisory Agreement.

4. Security Capital shall not be liable for any error of judgment or for any loss suffered by the Subadviser, the Trust or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on Security Capital’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers, the Trust or the Subadviser may have against Security Capital under federal or state securities laws. The Subadviser shall indemnify Security Capital, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a direct result of the Subadviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Security Capital shall indemnify the Co-Managers and the Subadviser, and their affiliated persons and officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a direct result of Security Capital’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. Neither the Subadviser nor Security Capital shall be liable for special, consequential or incidental damages.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Trust, or the Subadviser or Security Capital at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement or the Subadvisory Agreement. Security Capital agrees that it will promptly notify the Subadviser, and the Co-Managers of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of Security Capital; provided that Security Capital need not provide notice of such an anticipated event to the Co-Managers before the anticipated event is a matter of public record.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Subadviser at 575 Washington Boulevard, Floor 10, Jersey City, N.J. 07310-1616 Attention: Scott Moritz or (2) to Security Capital at 10 South Dearborn, Floor 14, Chicago, IL 60603-2300, Attention: Bob Culver.

6. Nothing in this Agreement shall limit or restrict the right of any of Security Capital’s directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict Security Capital’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement, the Subadviser agrees to furnish Security Capital at its principal office all prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or the public, which refer to Security Capital in any way that Subadviser has received from the Co-Managers, prior to use thereof and to notify the Co-Managers not to use material if Security Capital reasonably objects in writing five business days (or such other time as may be mutually agreed) after receipt thereof. Sales literature may be furnished to Security Capital hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

12. (a) Except where prohibited by applicable law or regulation, Security Capital may employ a third party (including an affiliate of Security Capital) to perform any accounting, administrative, reporting, and ancillary services required to enable Security Capital to perform its functions under this Agreement. Notwithstanding anything herein to the contrary, Security Capital’s liability to the Trust, the Co-Managers or the Subadviser under this Agreement shall not be affected in any way whatsoever by any delegation of services by Security Capital to any third party.

(b) Notwithstanding any other provision of the Agreement, Security Capital: (i) may provide information about the Subadviser, the Co-Managers and the Trust to any third party for purposes of this Section 12; (ii) will act in good faith and with due diligence in the selection, use, and monitoring of such third parties; and (iii) shall ensure that any third party to which services have been delegated hereunder is subject to confidentiality and non-disclosure obligations that are substantially similar to the confidentiality and non-disclosure obligations to which Security Capital is subject with respect to the Trust.

13. Termination of this Agreement will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination of this Agreement, Security Capital shall be entitled, without prior notice to the Subadviser, to direct the Custodian to retain and/or realize any assets of the Trust as may be required to settle transactions already initiated. Following the date of effective termination of this Agreement, any new transactions will only be executed by mutual agreement between the Subadviser and the Security Capital.

14 (a) Neither the Subadviser nor Security Capital shall disclose information of a confidential nature acquired in consequence of this Agreement, except for information which they may be entitled or bound to disclose by law, regulation, regulatory requirement or which is disclosed to their advisers where reasonably necessary for the performance of their professional services or, in the case of Security Capital, as permitted in accordance with clauses 12 and 14(b).

(b) Notwithstanding anything in this Agreement to the contrary, to the extent that any market counterparty with whom Security Capital deals requires information relating to the Trust (including, but not limited to, the identity of the Co-Managers and market value of the Trust), Security Capital shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Subadviser, the Co-Managers or the Trust in accordance with the terms of this Agreement.

15. To help the government fight the funding of terrorism and money laundering activities, Security Capital has adopted a Customer Identification Program, (“CIP”) pursuant to which Security Capital is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate Security Capital’s compliance with its CIP, the Subadviser hereby represents and warrants that (i) it has provided Security Capital with the Trust’s taxpayer identification number or other government issued identification number, (ii) the Subadviser agrees to provide to Security Capital such other information and documents that Security Capital requests in order to comply with Security Capital’s CIP.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Scott Moritz

Name: Scott Moritz
Title: Vice President

SECURITY CAPITAL RESEARCH & MANAGEMENT INCORPORATED

By:	/s/ Anthony R. Manno, Jr.

Name: Anthony R. Manno, Jr.
Title: President & CEO